SECURITIES AND EXHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                February 16, 1999
                                -----------------
                Date of Report (Date of earliest event reported):


              FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


      State  of  South  Carolina                        57-0738665
      --------------------------             -----------------------------
   (State or other jurisdiction of             (IRS Employer Identification No.)
  incorporation  or  organization)

         1230  Main  Street
      Columbia, South Carolina                            29201
      --------------------------             -----------------------------
(Address of principal executive offices)               (Zip  Code)

Registrant's  telephone  number  including  area  code   (803)  733-3456
                                                         ---------------

ITEM  5.  OTHER  EVENTS

On February 16, 1999, Registrant announced that it had entered into a letter of intent to acquire The Exchange Bank of South Carolina ("Exchange Bank"), Kingstree, South Carolina. A copy of Registrant's press release announcing the proposed transaction is attached as Exhibit 99.1 to this Report.

On February 25, 1999, Registrant and Exchange Bank entered into a definitive agreement pertaining to the proposed transaction. Pursuant to the agreement, Exchange Bank would be acquired by Registrant in a transaction that is expected to be accounted for as a purchase. Subject to certain limitations, Exchange Bank's shareholders would become entitled to elect to receive (I) .5334 shares of Registrant's common stock, (II) a note in the principal amount of $200.00, or
(III) $200.00 in cash, in exchange for each of their shares of Exchange Bank's outstanding common stock; provided, however, that not less than 50% and not more than 60% of the aggregate consideration in the proposed transaction may be in the form of Registrant's common stock. The aggregate value of consideration to be paid by Registrant would be approximately $15 million, based on the current market value of Registrant's common stock. The definitive agreement contemplates that Exchange Bank would operate under its current name as a separate wholly-owned subsidiary of Registrant.

The proposed transaction is subject to the approval of Exchange Bank's shareholders and to required regulatory approvals, and is expected to be completed during the third quarter of 1999.

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ITEM  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS

The  following  document  is  filed  as  an  exhibit  to  this  Report.

Exhibit  99.1  -     Registrant's  News  Release  dated  February  16,  1999

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:        March  8,  1999                     /s/  Jay  C.  Case
            ------------------                   ------------------
                                                      Jay  C.  Case
                                                 Executive Vice President/CFO

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                                  EXHIBIT INDEX
                                  -------------

EXHIBIT     DESCRIPTION

99.1        News  Release,  issued  by  the  registrant  on February 16, 1999.